exhibit h(3)

                  SUB-TRANSFER AGENCY AND SERVICES AGREEMENT


     AGREEMENT, dated as of October 1, 1999 between Smith Barney Private Trust Company ("Transfer Agent"), a Delaware corporation having its principal place of business at 388 Greenwich Street, New York, New York 10013 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

     WHEREAS, Transfer Agent serves as transfer agent, dividend disbursing agent and shareholder servicing agent for the registered investment companies listed on Schedule A (as from time to time amended) (each a "Fund" and collectively, the "Funds") pursuant to Transfer Agency and Services Agreements between the Transfer Agent and the Funds, as amended from time to time (the "TA Agreements"); and

     WHEREAS, pursuant to Article 4 ("Delegation of Responsibilities") of the TA Agreements, the Transfer Agent wishes to retain Investor Services Group to render certain shareholder recordkeeping and accounting services and functions for the Funds and Investor Services Group is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, Transfer Agent and Investor Services Group agree as follows:

Article 1    Definitions

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

         (b) "Authorized Person" shall be deemed to include (i) any authorized officer of a Fund or Transfer Agent; or (ii) any person, whether or not such person is an officer or employee of a Fund or Transfer Agent, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund or Transfer Agent as indicated in writing to Investor Services Group from time to time.

         (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

         (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

         (e) "Commission" shall mean the Securities and Exchange
     Commission.

         (f) "Custodian" refers to any custodian or subcustodian of securities and other property which a Fund may from time to time

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     deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

         (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

         (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

         (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

         (j) "Prospectus" shall mean the most recently dated Fund
     Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

         (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of a Fund as may be issued from time to time.

         (l) "Shareholder" shall mean a record owner of Shares of a Fund.

         (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2    Appointment of Investor Services Group

     2.1 Transfer Agent hereby appoints Investor Services Group to render shareholder recordkeeping and accounting services and functions to Transfer Agent with respect to the Funds and Investor Services Group hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

Article 3    Duties of Investor Services Group

     3.1 Investor Services Group shall be responsible for:

         (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of each Fund, applicable law and the procedures established from time to time between Investor Services Group and Transfer Agent.

         (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Fund which are authorized, based upon data provided to

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     it by the Fund, and issued and outstanding. Investor Services Group shall provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         (c) In addition to performing the foregoing services, the Fund hereby engages Investor Services Group as its service provider with respect to those Print/Mail Services as set forth in Schedule B for the fees identified in Schedule D. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, in the event that Investor Services Group deems it necessary to use the services of a third party to provide Transfer Agent with the print/mail services described herein, Investor Services Group shall, unless otherwise agreed to by the parties, use the services of Transfer Agent or its affiliates to provide such services.

         (d) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by a Fund's Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     3.2 In addition, Transfer Agent shall (i) identify to Investor Services Group in writing or by transmission those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

     3.3 In addition to the duties set forth herein, Investor Services Group agrees to migrate the Funds at no cost to its Full Service Retail (FSR) application, as more fully described on Schedule C. Investor Services Group agrees to complete such migration within 18 months of the completion of reciprocal key milestones, written business requirements, functional specifications and documented mutual test plans. In addition, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between Transfer Agent and Investor Services Group.

     3.4 Investor Services Group agrees to provide the services described herein in accordance with the written schedule of Performance Standards annexed hereto as Exhibit 1 of Schedule B and incorporated by reference herein.

Article 4    Recordkeeping and Other Information

     4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

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     4.2 To the extent required by Section 31 of the 1940 Act, Investor
Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Funds on and in accordance with Transfer Agent's or the Fund's request. The expenses associated with standard records requests made in the normal course of business are covered accordingly in Schedule E. The expenses associated with extraordinary requests for records which are not made in the ordinary course of business shall be determined by agreement between Transfer Agent and Investor Services Group.

     4.3 In case of any requests or demands for the inspection of Shareholder records of a Fund, Investor Services Group will endeavor to notify Transfer Agent of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5    Fund Instructions

     5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund or Transfer Agent. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of a Fund and the proper countersignature of Investor Services Group.

     5.2 At any time, Investor Services Group may request Written Instructions from a Fund or Transfer Agent and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action, taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by a Fund or Transfer Agent within a reasonable period of time.

     5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund or Transfer Agent only if said representative is an Authorized Person. Transfer Agent agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6    Compensation

     6.1 Transfer Agent will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule D and incorporated herein. Investor Services Group will transmit an invoice to Transfer Agent as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule D.

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     6.2 In addition to those fees set forth in Section 6.1 above, Transfer
Agent agrees to arrange for payment by the Funds, and will be billed separately for, reasonable out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule E and incorporated herein. Schedule E may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

     6.3 Transfer Agent agrees to pay or arrange for the payment of all fees and out-of-pocket expenses by Federal Funds Wire within five (5) business days following the receipt of the respective invoice.

     6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule D, a revised Fee Schedule and by written agreement executed and dated by the parties hereto.

Article 7    Documents

     7.1 In connection with the appointment of Investor Services Group, Transfer. Agent shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule F.

Article 8    Transfer Agent System

     8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works; inventions; discoveries; patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade, secrets, and other related legal rights utilized by Investor Services Group in connection with the core transfer agency services provided by Investor Services Group to the Funds herein (the "Investor Services Group System") and the other products or services provided by Investor Services Group hereunder. It is expressly understood that all data pertaining to the Funds remains the exclusive property of the Funds.

     8.2 Investor Services Group hereby grants to Transfer Agent on behalf of the Funds a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that Transfer Agent, the Funds, including any affiliate or agent of the Funds or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

     8.4 Investor Services Group agrees to commit to a systems development headcount of forty (40) persons dedication to Transfer Agent.

     8.5 During the term of this Agreement Investor Services Group will use on behalf of the Funds at no additional cost all modifications, enhancements, or changes which Investor Services Group may make to the Investor Services Group System in the normal course of its business ("Systems Modifications") and which are applicable to functions and features offered by the Funds.

     8.6 Investor Services Group shall have the right, at any time, and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alteration or modification shall, without the consent of Transfer Agent, materially adversely change or affect the operations and procedures of the Funds in using or employing the Investor Services Group System hereunder or the reports to be generated by such system and facilities hereunder.

Article 9    Representations and Warranties and Condition Precedent

     9.1 Investor Services Group represents and warrants to Transfer Agent that:

         (a) it is a corporation organized, existing and in good standing under the laws of the Commonwealth of Massachusetts,

         (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

         (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

         (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

         (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     9.2 Transfer Agent represents and warrants to Investor Services Group that:

         (a) it is duly organized, existing and in good standing under the laws of the state of Delaware;

         (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

         (c) all corporate proceedings required by said Articles of Incorporation, ByLaws and applicable laws have been taken to authorize it to enter into this Agreement;

         (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each Fund is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

         (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of each Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

     9.3 Year 2000 Compliance. (a) For purposes of this Agreement, "Year 2000 Compliant" means:

         (i) date data will process in the same manner and without error or interruption due solely to the change in century, in any level of computer hardware or software Investor Services Group provides, including, but not limited to, microcode, firmware, system and application programs, files and databases; and

         (ii) there will be no loss of any functionality, accuracy, data integrity and performance of the Investor Services Group System due solely to the change in century, with respect to the introduction, processing or output of date records.

     (b) Investor Services Group represents and warrants that:

         (i) The Investor Services Group System will be Year 2000 Compliant by December 31, 1998; provided, however, that Investor Services Group will be in a process of testing the Investor Services Group System in regard to Year 2000 Compliance throughout calendar year 1999 and any temporary and immaterial loss of functionality occurring during the ordinary course of this testing and fixing process shall not be considered a failure of Investor Services Group to be Year 2000 Compliant.

         (ii) The Investor Services Group System will continue to be interoperable, in the same manner as it is prior to January 1, 2000, with software and hardware of Transfer Agent and the Funds which may deliver records to, receive records from or interact with the Investor Services Group System in the course of processing data, provided that such software and hardware of Transfer Agent and the Funds is Year 2000 Compliant as defined herein and complies with the interface and format standards mutually agreed to by Investor Services Group and Transfer Agent.

     (c) Transfer Agent agrees to cooperate fully, and to ensure that its vendors cooperate fully, with Investor Services Group to ensure the interoperability of the Investor Services Group System with hardware and software of Transfer Agent and its vendors. Investor Services Group shall have the right, at its discretion, to reject any data file which it in good faith believes will interfere with the ability of the Investor Services Group System to be Year 2000 Compliant.

     (d) Investor Services Group agrees that Transfer Agent shall have the right to conduct such testing as Transfer Agent reasonably deems necessary to ensure that the Investor Services Group System complies with the foregoing representations and warranties, and Investor Services Group agrees to cooperate with, support and participate in such testing as reasonably required by Transfer Agent.

     (e) The term "Year 2000 Compliance Warrant" shall mean, collectively, the warranties set forth in this section.

     (f) Waiver of Limitation of Liability. With the exception of the disclaimer of consequential damages provision of this Agreement, any provisions of this Agreement which tend to limit or eliminate the liability of either party shall have no application with respect to the Year 2000 Compliance Warranty set forth herein.

Article 10   Indemnification

     10.1 Investor Services Group shall not be responsible for and Transfer Agent shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind not specifically deemed to be the responsibility of Investor Services Group which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim"), arising out of or attributable to any of the following:

         (a) any actions of Investor Services Group required to be taken pursuant to this Agreement, provided that Investor Services Group has acted in good faith and with due diligence and reasonable care, unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder,

         (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from a Fund, or any authorized third party acting on behalf of the Fund in the performance of Investor Services Group's duties and obligations hereunder;

         (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of a Fund;

         (d) the offer or sale of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

         (e) Transfer Agent's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of Transfer Agent's negligence or misconduct or the breach of any representation or warranty of Transfer Agent made herein.

     10.2 Transfer Agent shall not be responsible for and Investor Services Group shall indemnify and hold Transfer Agent, the Funds, their affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Transfer Agent or for which Transfer Agent may be held to be liable (a "Claim"), arising out of or attributable to (a) any negligent act or omission to act or bad faith by Investor Services Group in the

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performance of its duties hereunder; or (b) Investor Services Group's refusal or failure to comply with the terms of this Agreement; (c) the breach of any representation or warranty of Investor Services Group made herein.

     10.3 In any case in which a party (the "Indemnifying Party") may be asked to indemnify or hold harmless any other party (or parties) (the "Indemnified Party"), the Indemnifying Party shall be advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party except to the extent that the Indemnifying Party is prejudiced as a result of such failure to timely notify. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

     10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be a party's sole and exclusive remedy for claims or other actions or proceedings to which the other party's indemnification obligations pursuant to this Article 10 may apply.

Article 11   Standard of Carp

     11.1 Investor Services Group shall provide its services as Sub-Transfer Agent in accordance with the applicable provisions of Section 17A of the 1934 Act. Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to Transfer Agent or the Funds unless said errors are caused by Investor Services Group's own negligence, bad faith, willful misconduct or that of its employees or knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by Investor Services Group.

     11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12   Consequential Damages

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Article 13   Term and Termination

     13.1 This Agreement shall be effective on the date first written above and shall continue until May 31, 2004 (the "Initial Term"), provided Transfer Agent or any of its affiliates continues to serve as transfer agent during such period.

     13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive annual periods ending on May 31 of each such renewal period (each a "Renewal Term"), unless Transfer Agent or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

     13.3 In the event a termination notice is given by the Fund, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
(30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     13.5 Notwithstanding the foregoing, Transfer Agent may terminate this Agreement if either: (i) one quarter or more of the Performance Standards listed in Exhibit 1 of Schedule B are not met by Investor Services Group for three (3) consecutive monthly periods, or (ii) any one performance standard is not met by Investor Services Group for any four (4) consecutive monthly periods. Transfer Agent shall notify Investor Services Group in writing within 120 days of any such failure. If Investor Services Group is unable to correct its failure to meet the performance standard(s) identified in such notice within sixty (60) days following receipt of such notice, Transfer Agent may terminate this Agreement upon written notice to Investor Services Group. Unless Transfer Agent provides Investor Services Group with the written notice of Investor Services Group's failure to meet the applicable performance standard as described above, Transfer Agent shall have waived its option to terminate the Agreement under this provision.

Article 14   Confidentiality

     14.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. Transfer Agent and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. Transfer Agent and Investor Services Group shall not duplicate, sell or

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disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. Transfer Agent and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. Transfer Agent and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either Transfer Agent or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     14.2 Proprietary Information means:

         (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Transfer Agent, the Funds or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

         (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Transfer Agent, the Funds or Investor Services Group a competitive advantage over its competitors; and

         (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     14.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

         (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

         (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

         (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

         (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

         (e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 15   Force Majeure

     15.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. Except to the extent that the non-performing party shall have failed to use its reasonable best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party or the Funds caused by such circumstances. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

     15.2 Investor Services Group in conjunction with its affiliate, First Data Technologies ("FDT"), has developed a comprehensive disaster recovery plan that ensures critical applications of daily data processing functions are recoverable at an alternate processing facility. A disaster recovery test is conducted with FDT on at least an annual basis. The tests include systems restoration, batch processing and network connectivity. The mainframe operating systems and customer network connectivity are established at an alternate processing hot site located in North Bergen, New Jersey. In addition, Investor Services Group's sites located in Westboro, MA and King of Pussia, PA, provide redundant backup for critical business processes, and local data processing.

Article 16   Assignment and Subcontracting

     16.1 This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary of the assigning party who is qualified to act under the 1940 Act. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 17   Arbitration

     17.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article 18   Notice

     18.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to Transfer Agent or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To Transfer Agent:

                  Smith Barney Private Trust Company
                  388 Greenwich Street
                  New York, New York 10013
                  Attention: Lewis E. Daidone

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts 01581
                  Attention: President

                  with a copy to Investor Services Group's General Counsel

Article 19   Governing Law/Venue

     19.1 The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 20   Counterparts

     20.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21   Captions

     21.1 The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22   Publicity

     22.1 Neither Investor Services Group nor Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23   Relationship of Parties

     23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 24   Entire Agreement, Severability

     24.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     24.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, on the day of September 1999, subject to approval by the Funds' Board of Directors.

                           SMITH BARNEY PRIVATE TRUST
                           COMPANY

                           By:


                           Title:



                           FIRST DATA INVESTOR SERVICES
                           GROUP, INC.


                           By:


                           Title: